Exhibit 15

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

•	Lockheed Martin Corporation Salaried Savings Plan

•	Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees

•	Lockheed Martin Corporation Hourly Employee Savings Plan Plus

•	Lockheed Martin Corporation Operations Support Savings Plan

•	Lockheed Martin Corporation Retirement Savings Plan for Salaried Employees

•	Lockheed Martin Corporation Supplemental Savings Plan

•	Lockheed Martin Corporation Performance Sharing Plan for Puerto Rico Employees

•	Sandia Corporation Savings and Income Plan, and

•	Sandia Corporation Savings and Security Plan

of our reports dated April 21, 2009, July 22, 2009, and October 22, 2009 relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 29, 2009, June 28, 2009, and September 27, 2009.

/s/ Ernst & Young LLP

Baltimore, Maryland
October 22, 2009